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                                                                    EXHIBIT 99.2

Contact:
Lee Cole (investors)
Calavo Growers, Inc.
(949) 223-1111
or

Jerry Freisleben (media, general information)
Foley/Freisleben LLC
(213) 955-0020

                        CALAVO GROWERS, INC. ESTABLISHES

                            NEW CASH DIVIDEND POLICY

              BOARD AUTHORIZES ANNUAL PAYMENT OF 20 CENTS PER SHARE

SANTA ANA, Calif., (October 24, 2002) -- Calavo Growers, Inc. (Nasdaq:CVGW), a worldwide leader in packing and distributing avocado, processed avocado and other perishable food products, today announced that its Board of Directors has approved the establishment of a new cash dividend policy. The new policy provides for annual dividend payments of 20 cents per share payable during the first quarter of each fiscal year. Pursuant to this new policy, the Board has authorized the initial dividend payment for January 3, 2003 to shareholders of record as of November 15, 2002.

        "We believe that substantial, ongoing cash flows from operations will allow us to continue to invest in the growth of each of our businesses and sustain a cash dividend to our shareholders," said Lee Cole, Calavo chairman, president and chief executive officer. "Establishing a dividend policy reinforces our continuing commitment to offering our shareholders an attractive return while appropriately investing in upcoming business opportunities. This policy is also a reflection of Calavo's strong financial performance and demonstrates our confidence in the company's future."

ABOUT CALAVO
Calavo Growers, Inc. engages in the procurement and marketing of avocados and other perishable foods and the preparation and distribution of processed avocado products. Calavo's expertise in marketing and distributing avocado, processed avocado, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a worldwide basis.


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SAFE HARBOR STATEMENT
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended October 31, 2001. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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